Exhibit 5.1

December 1, 2010

Niska Gas Storage Partners LLC

1001 Fannin Street, Suite 2500

Houston, TX 7002

Ladies and Gentlemen:

We have acted as counsel for Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company, Niska Gas Storage US, LLC, a Delaware limited liability company, Niska Gas Storage US Finance Corp, a Delaware corporation, Niska Gas Storage Canada ULC, an Alberta unlimited liability corporation and Niska Gas Storage Canada Finance Corp, an Alberta corporation (collectively, the “Issuers”) and certain other subsidiaries identified on the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Issuers of 800,000 units (the “New Units”), each consisting of (a) $218.75 principal amount of 8.875% senior notes due 2018 of Niska Gas Storage US, LLC and Niska Gas Storage US Finance Corp. (the “US Notes”) and (b) $781.25 principal amount of 8.875% senior notes due 2018 of Niska Gas Storage Canada ULC and Niska Gas Storage Canada Finance Corp. (the “Canadian Notes”), registered pursuant to the Registration Statement under the Securities Act of 1933 (the “Securities Act”), in exchange for up to 800,000 units (the “Outstanding Units”), each consisting of (a) $218.75 principal amount of the US Notes and (b) $781.25 principal amount of the Canadian Notes and (ii) the Guarantors’ unconditional guarantee of the payment of the New Units (the “Guarantee”) also being registered pursuant to the Registration Statement under the Securities Act.

The Outstanding Units were issued and the New Units will be issued under an Indenture dated March 5, 2010, among the Issuers, the Guarantors and The Bank of New York Mellon, as Trustee (the “Indenture”).

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Issuers and the Guarantors, including the Indenture, and we reviewed such questions of law, as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified

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or photostatic copies, and we have assumed that the Indenture was duly authorized and executed by each of the Issuers and the Guarantors, that the New Units have been duly authorized and executed by each of the Issuers and the Guarantors that are not organized under the laws of the State of Delaware, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Units have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the New Units will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (b) the Guarantee of the Guarantors will remain the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Units that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, in effect as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.